EXHIBIT 99.1

Contact:	Amber Heule
480/693-5729

FOR IMMEDIATE RELEASE: Thursday, Oct. 2, 2003

AMERICA WEST REPORTS RECORD SEPTEMBER TRAFFIC

     PHOENIX—America West Airlines (NYSE:AWA) today reported traffic statistics for September 2003. Revenue passenger miles (RPMs) for September 2003 were a record 1.6 billion, an increase of 5.7 percent from September 2002. Capacity for September 2003 was 2.3 billion available seat miles (ASMs). The passenger load factor for September 2003 was a record 72.7 percent, up 5.1 points from September 2002.

     America West reported record RPMs of 5.6 billion for the third quarter 2003, a 5.2 percent increase from third quarter 2002. ASMs for the third quarter 2003 were 7.1 billion. The airline also reported a record load factor for the third quarter 2003 of 79.8 percent, up 4.9 points over third quarter 2002. America West also reported record year-to-date RPMs of 16.0 billion, a record year-to-date ASMs of 20.9 billion as well as a record load factor of 76.6 percent.

     “We completed our third quarter by posting our sixth consecutive month of record passenger loads, accompanied by an increase in our yield,” said Scott Kirby, executive vice president, sales and marketing. “We were particularly encouraged that our strong load factor and yield performance carried over from the peak summer season into the typically off-peak month of September, primarily due to the continued growth in business traffic generated by our business friendly fare structure. We look forward to inaugurating our new, non-stop, transcon service later this month, which will bring America West’s business-friendly fare structure to even more customers.”

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     America West Airlines

     Record Traffic / 2

The following summarizes America West’s September, third quarter and year-to-date traffic results for 2003 and 2002:

	September 2003	September 2002	% Change

Revenue Passenger Miles (000)	1,637,190	1,549,140	5.7
Available Seat Miles (000)	2,252,343	2,292,717	(1.8)
Load Factor (percent)	72.7	67.6	5.1 pts.

	3Q 2003	3Q 2002	% Change

Revenue Passenger Miles (000)	5,634,788	5,356,034	5.2
Available Seat Miles (000)	7,061,591	7,148,921	(1.2)
Load Factor (percent)	79.8	74.9	4.9 pts.

	YTD 2003	YTD 2002	% Change

Revenue Passenger Miles (000)	16,008,754	14,807,053	8.1
Available Seat Miles (000)	20,887,333	20,076,480	4.0
Load Factor (percent)	76.6	73.8	2.8 pts.

     Founded in 1983 and proudly celebrating its 20-year anniversary in 2003, America West Airlines is the nation’s second largest low-fare airline and the only carrier formed since deregulation to achieve major airline status. Today, America West serves 90 destinations in the U.S., Canada and Mexico.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause America West’s actual results and financial position to differ materially from these statements. The risks and uncertainties include, but are not limited to, the duration and extent of the current soft economic conditions; the impact of global instability, including the continuing impact of the continued military presence in Iraq and Afghanistan and the terrorist attacks of September 11, 2001 and the potential impact of future hostilities, terrorist attacks, infectious disease outbreaks or other global events; limitations on our ability to obtain additional financing due to high levels of debt and the financial and other covenants in our debt instruments; changes in federal and state laws and regulations; changes in prevailing interest rates and the availability of and terms of financing to fund our business; the ability to attract and retain qualified personnel; the cyclical nature of the airline industry; competitive practices in the industry; the impact of changes in fuel prices; relations with unionized employees generally and the impact and outcome of the labor negotiations and other factors described from time to time in the company’s publicly available SEC reports. We caution you that these risks may not be exhaustive. We operate in a continually changing business environment and new risks emerge from time to time. The company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

-AWA-